Amendment No. 7
to the
Second Amended and Restated Agreement and Declaration of Trust
of
Diamond Hill Funds
The undersigned officer of the Diamond Hill Funds, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Second Amended and Restated Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on November 14, 2018, and are in full force and effect as of the date hereof:
RESOLVED, that pursuant to Section 7.3 of the Second Amended and Restated Agreement and Declaration of Trust of Diamond Hill Funds (the "Trust") dated as of August 21, 2012, as amended (the “Declaration”), Section 5.3 of Article 5 of the Declaration be, and such section hereby is, amended hereby by deleting such section its entirety and substituting in its place the following new Section 5.3:

Section 5.3    Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days (except at or in connection with the termination of the Trust), as the Trustees may determine; or without closing the transfer books the Trustees may fix a date and time not more than 90 days prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or (subject to any provisions permissible under subsection (c) of Section 4.2 with respect to dividends or distributions on Shares that have not been ordered and/or paid for by the time or times established by the Trustees under the applicable dividend or distribution program or procedure then in effect) to be treated as a Shareholder of record for purposes of such other action, even though the shareholder has since that date and time disposed of its Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action.
FURTHER RESOLVED, that pursuant to Section 7.3 of the Declaration, Section 5.4 of Article 5 of the Declaration be, and such section hereby is, amended hereby by deleting such section its entirety and substituting in its place the following new Section 5.4:
Section 5.4    Quorum and Required Vote. One-third of the Shares entitled to vote shall be a quorum for the transaction of business at a Shareholders' meeting, except that where any provision of law or of this Declaration of Trust permits or requires that holders of any Series or Class thereof shall vote as a Series or Class, then one-third of the aggregate number of Shares of that Series or Class thereof entitled to vote shall be necessary to constitute a quorum for the transaction of business by that Series or Class. The vote of a majority of shares present, with or without a quorum, shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. Except when a different vote is required or permitted by any provision of this Declaration of Trust, the By-Laws or any provision of law, a majority of the Shares voted, at a meeting at which a quorum is present, shall decide any questions and a plurality shall elect a Trustee, provided that where any provision of law or of this Declaration of Trust permits or requires that the holders of any Series or Class shall vote as a Series or Class, then a majority of the Shares of that Series or Class voted on the matter (or a plurality with respect to the election of a Trustee) shall decide that matter insofar as that Series or Class is concerned
FURTHER RESOLVED, that the appropriate officers of the Trust be, and hereby are, authorized to execute, deliver and file the Second Amended and Restated Agreement and Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the forgoing resolution.
Dated:    November 14, 2018
/s/ Karen R. Colvin_________
                      Karen R. Colvin, Secretary
                      Diamond Hill Funds